Exhibit 10.1
AMENDED AND RESTATED
SEVERANCE AND CHANGE OF CONTROL AGREEMENT

THIS AMENDED AND RESTATED SEVERANCE AND CHANGE OF CONTROL AGREEMENT (this “Agreement”) is made as of the ___ day of November, 2014 between Imation Corp., a Delaware corporation, with its principal offices at One Imation Way, Oakdale, Minnesota 55128 (the “Company”) and ______________ at ________________.

WHEREAS, this Agreement is intended to specify the financial arrangements that the Company will provide to you upon a Change of Control (as defined herein) or your separation from employment with the Company and all of its Affiliates (as defined herein) under any of the circumstances described herein; and

WHEREAS, this Agreement is entered into by the Company in the belief that it is in the best interests of the Company and its shareholders to help assure that the Company will have your continued dedication during your employment with the Company, by providing for certain Change of Control and severance benefits under certain circumstances in connection with your employment with the Company or any of its Affiliates, thereby enhancing the Company’s ability to attract and retain highly qualified people; and

WHEREAS, this Agreement hereby amends and restates in its entirety any previous Severance Agreement between the Company and you.

NOW THEREFORE, to assure the Company that it will have your continued dedication, and to induce you to remain in the employ of the Company or any of its Affiliates, and for other good and valuable consideration, the Company and you agree as follows:

1.    Term of Agreement. The term of this Agreement shall commence on the date of this Agreement (the “Effective Date”) and shall continue in effect until the first anniversary of the Effective Date, and shall thereafter be automatically renewed for successive one-year terms provided that you are employed by the Company or any of its Affiliates on each anniversary of the Effective Date (the “Covered Period”), unless the Company, upon authorization by its Board of Directors gives notice to you that the Company does not wish to extend this Agreement, and provided further, that, notwithstanding any such notice by the Company not to extend, the Covered Period and this Agreement shall continue in effect for a period of 12 months from the date of the notice in the event the notice is not given following a Change of Control, or for a period of 24 months following the date of a Change of Control in the event the notice is given following such Change of Control.

2.    Definitions. When the following terms are used in this Agreement with initial capital letters, they shall have the following meanings.

(i)    “Affiliate” means any entity that, together with the Company, is treated as a single employer under Code section 414(b) or (c). For purposes of determining whether a Termination of Employment has occurred, the term Affiliate will be determined by applying Code section 1563(a)((1), (2) and (3) for purposes of determining a controlled group of corporations under Code section 414(b) and in applying Treas. Reg. Section 1.414(c)-2 for purposes of determining trades or businesses that are under common control for purposes of Code section 414(c), the phrase “at least 50 percent” will be used instead of “at least 80 percent” each place it appears.

(ii)    “Cause” shall mean termination by the Company or an Affiliate of your employment based upon:
(a) your gross incompetence or substantial failure to perform your duties;
or
(b) misconduct by you that causes or is likely to cause harm to the Company or an Affiliate or that causes or is likely to cause harm to the Company’s or an Affiliate’s reputation, as determined by the Company’s or Affiliate’s Board of Directors in its sole and absolute discretion (such misconduct may include, without limitation, insobriety at the workplace during working hours or the use of illegal drugs); or
(c) failure to follow directions of the Company’s or Affiliate’s Board of Directors that are consistent with your duties; or
(d) your conviction of, or entry of a pleading of guilty or nolo contendere to, any crime involving moral turpitude, or the entry of an order duly issued by any federal or state regulatory agency having jurisdiction in the matter permanently prohibiting you from participating in the conduct of the affairs of the Company or an Affiliate; or

(e) commission of any act of dishonesty, theft, fraud, embezzlement, misappropriation or illegal conduct which is, in each case, materially injurious to the Company or its affiliates, regardless of whether an indictment, criminal conviction or plea of no contest occurs; or

(f) .violation of any applicable laws, rules or regulations or failure to comply with applicable confidentiality, non-disparagement, non-solicitation and non-competition obligations to the Company, corporate code of business conduct or other material policies of the Company in connection with or during performance of the Executive’s duties to the Company that could, in the Board’s opinion, cause material injury to the Company, which violation, if curable, is not cured within thirty (30) days after notice thereof to the Executive.

(iii)    “Good Reason” shall mean the occurrence of any of the following events, except for occurrence of such an event in connection with the termination of your employment or reassignment by the Company or an Affiliate for Cause, for disability or for death, provided you have given the Company written notice within ninety (90) days of the initial existence of the Good Reason event and the Company has not cured such event within thirty (30) days of the receipt of such notice:

(a)    a material diminution, either prior to or following a Change of Control, of your authority, duties or responsibilities from your authority, duties or responsibilities as of the date of this Agreement; or

(b)    a material diminution, either prior to or following a Change of Control, in your base compensation (specifically excluding any long-term incentive compensation for which you are eligible), excluding any reduction caused by a restructuring by management of benefits for the employees of the company as a whole that affects you in a manner comparable to other senior executives of the Company; or

(c)    a material change in the geographic location at which you perform your services following a Change of Control (but in no event including a relocation that does not increase the actual distance required for you to commute from your home to the new place of business by more than 50 miles).

(iv)    “Change of Control” means any one of the following events:

(a)    the consummation of a transaction or series of related transactions in which a person, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than the Company or a subsidiary of the Company, or any employee benefit plan of the Company or a subsidiary of the Company, acquires beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of the Company’s then outstanding shares of common stock or the combined voting power of the Company’s then outstanding voting securities (other than in connection with a Business Combination in which clauses (1), (2) and (3) of paragraph (iii)(c) apply); or

(b)    individuals who, as of the Effective Date hereof, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of the Company; provided, however, that any individual becoming a director subsequent to the Effective Date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than a nomination of an individual whose initial assumption of office is in connection with a solicitation with respect to the election or removal of directors of the Company in opposition to the solicitation by the Board of Directors of the Company) shall be deemed to be a member of the Incumbent Board; or

(c)    the consummation of a reorganization, merger, statutory share exchange, consolidation or similar transaction involving the Company, a sale or other disposition in a transaction or series of related transactions of all or substantially all of the Company’s assets or the issuance by the Company of its stock in connection with the acquisition of assets or stock of another entity (each, a “Business Combination”) in each case unless, following such Business Combination, (1) all or substantially all of the individuals and entities that were the beneficial owners of the Company’s outstanding common stock and the Company’s outstanding voting securities immediately prior to such Business Combination beneficially own immediately after the transaction or transactions, directly or indirectly, more than 50% of the then outstanding shares of common stock and more than 50% of the combined voting power of the then outstanding voting securities (or comparable equity interests) of the entity resulting from such Business Combination (including an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one of more subsidiaries) in substantially the same proportions as their ownership of the Company’s common stock and voting securities immediately prior to such Business Combination, (2) no person, entity or group (other than a direct or indirect parent entity of the Company that, after giving effect to the Business Combination, beneficially owns 100% of the outstanding voting securities (or comparable equity interests) of the entity resulting from the Business Combination) beneficially owns, directly or indirectly, 35% or more of the outstanding shares of common stock or the combined voting power of the then outstanding voting securities (or comparable equity interests) of the entity resulting from such Business Combination and (3) at least a majority of the members of the board of directors (or similar governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board of Directors of the Company providing for such Business Combination; or

(d)    approval by the stockholders of the dissolution of the Company.

(v)    “Date of Termination” shall mean the date specified in the Notice of Termination (except in the case of your death, in which case Date of Termination shall be the date of death); provided the Date of Termination is consistent with your Termination of Employment.

(vi)    “Notice of Termination” shall mean a written notice which sets forth the Date of Termination and, in reasonable detail, the facts and circumstances claimed to provide a basis, if any, for your Termination of Employment.

(vii)    “Termination of Employment” means a termination of your employment relationship with the Company and all Affiliates or such other change in your relationship with the Company and all Affiliates that would be considered a “separation from service” under Section 409A of the Code. Your employment relationship will be treated as remaining intact while you are on a military leave, a sick leave or other bona fide leave of absence (pursuant to which there is a reasonable expectation that you will return to perform services for the Company or an Affiliate) but only if the period of such leave does not exceed six (6) months, or if longer, so long as you retain a right to reemployment by the Company or an Affiliate under applicable statute or by contract, provided, however, where your leave is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months and such impairment causes you to be unable to perform the duties of your position of employment or any substantially similar position of employment, a twenty-nine (29) month period of absence may be substituted for such six (6) month period of absence. In all cases, the Executive’s Termination of Employment must constitute a “separation from service” under Section 409A of the Code and any “separation under service” under Section 409A of the Code shall be treated as a Termination of Employment.

3.    Change of Control Benefit. If a Change of Control occurs during your employment relationship with the Company or any Affiliate and the Covered Period, at the time of the occurrence of a Change of Control, you shall be paid an amount equal to a prorated portion of the annual bonus you would have been entitled to receive under the applicable annual bonus plan in effect for the calendar year in which the Change of Control occurs and assuming that all of the performance metrics for the annual bonus plan would be achieved at the target (100%) level, prorated based on the number of months in the year up to and including the month of the occurrence of the Change of Control.

4.    Termination Procedures. Any purported Termination of Employment by the Company or an Affiliate or you (other than by reason of your death) during the Covered Period shall be communicated by a Notice of Termination in accordance with Section 9 hereof. No purported Termination of Employment by the Company or an Affiliate during the Covered Period shall be effective if it is not pursuant to a Notice of Termination. Failure by you to provide Notice of Termination shall not limit any of your rights under this Agreement except to the extent the Company can demonstrate that it suffered actual damages by reason of such failure.

5.    Qualification for Severance Benefits. You shall be eligible for severance benefits pursuant to the terms of this Agreement on account of your Termination of Employment if the Date of Termination occurs during the Covered Period in either of the following circumstances:

(i)     Termination of Employment by the Company or an Affiliate of your employment with the Company and its Affiliates for any reason other than Cause; or

(ii)    Termination of Employment by you for Good Reason within the twenty-four (24) month period following the initial existence of the Good Reason event and, in the event of a Change in Control, only on or after the 120th day following the Change in Control;

provided, however, that you shall not begin receiving any severance payments or benefits under this Agreement unless and until you execute a general release of all claims against the Company and its Affiliates, including non-competition and non-solicitation covenants, in the form attached hereto as Exhibit A and you have not rescinded such release within the permitted time period for rescission under Section 3.J therein; and provided further, that in such case, failure to execute such release within 21 days of your Date of Termination shall result in the loss of any rights to receive severance payments or benefits under this Agreement. No severance benefits become payable pursuant to this Agreement in the event of Termination of Employment upon your death or disability.

6.    Compensation Upon Termination.

(i)    Amounts. Upon qualification for severance benefits pursuant to this Agreement, you shall be entitled to the benefits, to be funded from the general assets of the Company, provided below:

(a)    The Company shall pay to you (1) the full base salary earned by you and unpaid through the Date of Termination, at the rate in effect on the date of the Notice of Termination, (2) any amount earned by you as a bonus with respect to the fiscal year of the Company immediately preceding the Date of Termination if such bonus has not theretofore been paid to you, and (3) an amount representing credit for any paid time off earned or accrued by you but not taken during the current “paid time off year”;

(b)    In lieu of any further base salary payments to you for periods subsequent to the Date of Termination, the Company shall pay to you:

(I)    If the Date of Termination for a Termination of Employment by the Company other than for Cause, or the event giving rise to Termination of Employment by you for Good Reason, occurs prior to a Change of Control (a “Non-Change-of-Control Termination”), the sum of an amount equal to:

(A) the target bonus under the applicable annual bonus plan for the fiscal year in which the Date of Termination occurs (specifically excluding any long-term incentive compensation for which you are eligible);

(B) an amount equal to your annual base salary for the fiscal year in which the Date of Termination occurs (but disregarding any decrease thereof that constituted “Good Reason”); plus

(C), if (and only if) the required performance metrics under the applicable annual bonus plan for the fiscal year in which the Date of Termination occurs are met, an amount equal to a prorated portion of the annual bonus you would have been entitled to receive as if you had remained employed until the end of the calendar year, prorated based on the number of days in the calendar year up to and including the Date of Termination, payable at the time of the payment under the applicable annual bonus plan for bonuses payable for said year.

or

(II)    If the Date of Termination for a Termination of Employment by the Company other than for Cause, or the event giving rise to Termination of Employment by you for Good Reason, occurs after a Change of Control (a “Change-of-Control Termination”):

(A)    if the Date of Termination occurs one year or less after the Change of Control, the sum of (i) an amount equal to two (2) times the average of the sum of the actual annual bonuses paid to you for the two years prior to the fiscal year in which the Date of Termination occurs provided that if you are an employee for more than one year and less than two years prior to the fiscal year in which the termination occurs, such amount will be equal to two (2) times the last year’s actual bonus paid, or if you are employed less than one year, such amount shall be equal to two (2) times the target amount for that year as determined by the Compensation Committee (specifically excluding any long-term incentive compensation for which you are eligible) plus (ii) an amount equal to two (2) times your annual base salary for the fiscal year in which the Date of Termination occurs (but disregarding any decrease thereof that constituted “Good Reason”); or

(B)    if the Date of Termination occurs more than one year, but within two years, after the Change of Control, an amount equal to one (1) times the average of the sum of the actual annual bonuses paid to you for the two years prior to the fiscal year in which the Date of Termination occurs provided that if you are an employee for more than one year and less than two years prior to the fiscal year in which the termination occurs, such amount will be equal to the last year’s actual bonus paid, or if you are employed less than one year, such amount shall be equal to the target amount for that year as determined by the Compensation Committee (specifically excluding any long-term incentive compensation for which you are eligible) plus an amount equal to one (1) times your annual base salary for the fiscal year in which the Date of Termination occurs (but disregarding any decrease thereof that constituted “Good Reason”); plus

(C) an amount equal to a prorated portion of the annual bonus you would have been entitled to receive under the applicable annual bonus plan as if you had remained employed until the end of the calendar year and assuming that all of the performance metrics for the annual bonus plan would be achieved at the target (100%) level, prorated based on the number of days in the calendar year up to and including the Date of Termination, provided however, no amounts shall be payable under this subsection (C) to the extent that amounts under the same annual bonus plan for the same fiscal year were previously paid under paragraph 3 hereunder.

(c)    The Company shall provide you a lump sum payment equal to the aggregate amount of the employer portion of COBRA premiums (and excluding any administration fees) that would be incurred for continuation under the Company’s employee group medical and dental Plan based on coverage and COBRA continuation premiums in effect immediately prior to the Date of Termination, (1) equal to twelve (12) months of continuation coverage following the Date of Termination in the case of a Non-Change-of-Control Termination, or (2) equal to twenty-four (24) months of continuation coverage following the Date of Termination in the case of a Change-of-Control Termination that occurs within two years of the Change-of- Control.

(d)    The Company shall provide you with up to $10,000 in outplacement services from the vendor of your choice, payable directly to the vendor, to be used (or forfeited) within three (3) months of the Date of Termination.

(ii)    No Disability or Life Insurance Benefits. The Company shall not be required to continue to provide disability or life insurance benefits (group or individual) following your Date of Termination other than with respect to benefits to which you became entitled prior to the Date of Termination and which are required to be paid following such Date of Termination in accordance with the terms of applicable disability or life insurance plans or policies in effect prior to such Date of Termination.

(iii)    Time and Form of Cash Payments.

(a)    In the case of a Non-Change-of-Control Termination, the cash payments provided for in Section 6(I) above shall be paid by the Company in a single lump sum payment as promptly as practicable after the Date of Termination (but not later than the earlier of 90 days after the Date of Termination or March 15 of the calendar year following the calendar in which the Date of Termination occurred, in either case subject to the provisions of Section 4 of this Agreement relating to execution of a release in the form of Exhibit A and provided you have not rescinded such release within the permitted time period for rescission under Section 3.J thereof). All severance payments are subject to any required withholding.

(b)    In the case of a Change-of-Control Termination, the cash payments provided for in Section 6(II) above shall be paid by the Company in a single lump sum payment as promptly as practicable after the Date of Termination (but no later than the earlier of 90 days after the Date of Termination or March 15 of the calendar year following the calendar year in which the Date of Termination occurred, in either case subject to the provisions of Section 4 of this Agreement relating to execution of a release in the Form of Exhibit A and provided you have not rescinded such release within the permitted time period for rescission under Section 3.J thereof). All severance payments are subject to any required withholding.

(iv)    Effect of Reemployment. If you are re-employed by the Company or an Affiliate after severance payments have been scheduled to be made but before the final severance payment is made, all remaining severance payments shall be forfeited and shall automatically terminate as of the date of re-employment. If you have received severance payments in a single lump sum and are re-employed before the date the final severance payment would have been made if payments had been made at regular payroll intervals in an amount equal to your base salary that you were receiving before your Termination of Employment (plus an amount equal to the pro rata portion of your target bonus), you will be required to refund to the Company: (a) that portion of the lump sum payment representing severance payments you would have received after the date of re-employment minus (b) an amount equal to any taxes paid or payable on such portion of the lump sum payment.

(v)No Mitigation. You shall not be required to mitigate the amount of any payment provided for in this Section 6 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 6 be reduced by any compensation earned by you as the result of employment by another employer after the Date of Termination, or otherwise, except as set forth in Section 6(iv) hereof.

(vi)    Six Month Suspension for Specified Key Employees. Notwithstanding the foregoing, if at the time of your Termination of Employment you are a Specified

Employee, then any payment that the Company reasonably determines is deferred compensation subject to the requirements of Section 409A of the Code and that is payable on account of your Termination of Employment shall not be paid to you until the first day after the end of the six (6) month period following your Termination of Employment, or, if earlier, upon your death. You are a “Specified Employee” if on the date of your Termination of Employment you are a “key employee” (defined below), and the Company or any entity that owns 50% or more of the Company has stock that is publicly traded on an established securities market within the meaning of such term under Section 409A(a)(2)(B) of the Code. For this purpose, you are a “key employee” during the 12-month period beginning on the April 1 immediately following a calendar year, if at any time during such preceding calendar year you were employed by the Company or any Affiliate and satisfied the requirements of Section 416(i)(1)(A)(i), (ii) or (iii) of the Code (applied in accordance with the regulations issued thereunder and disregarding Section 416(i)(5) of the Code). You will not be treated as a Specified Employee if you are not required to be treated as a Specified Employee under Treasury Regulations issued under Section 409A of the Code.

7.	280G Provision.

(i)    Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payments or distributions by the Company, any person or entity whose actions result in a Change of Control or any person or entity affiliated with the Company or such person or entity, to or for your benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, any option agreement, restricted stock award agreement or otherwise (collectively, the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Code or you incur any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then such Payments received shall be reduced (but not below zero) by the amount, if any, necessary to prevent any part of the Payments from being treated as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code. For purposes of the foregoing, (i) no portion of the Payments shall be taken into account which in the opinion of tax counsel selected by the Company and acceptable to you does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code; (ii) any reduction in payments shall be computed by taking into account that portion of Payments which constitute reasonable compensation within the meaning of Section 280G(b)(4) of the Code in the opinion of such tax counsel; (iii) the value of any non-cash benefit or of any deferred cash payment included in the Payments shall be determined by the Company in accordance with the principles of Section 280G(d)(3)(iv) of the Code; and (iv) in the event of any uncertainty as to whether a reduction in Payments is required pursuant to this paragraph, the Company shall initially make the payment and you shall be required to refund to the Company any amounts ultimately determined not to have been payable under the terms of this paragraph.

(ii)    You will be permitted to provide the Company with written notice specifying which of the Payments will be subject to reduction or elimination (the “Reduction Notice”). But, if your exercise of authority pursuant to the Reduction Notice would cause any Payments to become subject to any taxes or penalties pursuant to Section 409A of the Code or if you fail to timely provide the Company with the Reduction Notice, then the Company will reduce or eliminate the Payments in the following order: (i) first, by reducing or eliminating the portion of the Payments that are payable in cash and (ii) second, by reducing or eliminating the non-cash portion of the Payments, in each case, in reverse chronological order beginning with payments or benefits under the most recently dated agreement, arrangement or award, but in all events such chronology shall be applied in such a manner so as to produce the least amount of reduction necessary. Any Reduction Notice will take precedence over the provisions of any other plan, arrangement or agreement governing your rights and entitlements to any benefits or compensation.

(iii)    If any Payments are subject to the Excise Tax, the Company shall withhold the amount of such Excise Tax to the extent required by law, but shall not be obligated to you, directly or indirectly, for the amount of the Excise Tax.

8.    Section 409A of the Code. The parties intend that payments under this Agreement be exempt from or otherwise comply with the requirements of Section 409A of the Code (including current and future guidance issued by the Department of Treasury or Internal Revenue Service).

9.    Successors.

(i)    This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(ii)    This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement, to your devisee, legatee or other designee or, if there is no such designee, to your estate or, if no estate, in accordance with applicable law.

(iii)    The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Company), by agreement in form and substance satisfactory to you, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to compensation from the Company in the same amount and on the same terms as you would be entitled hereunder if you terminated your employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets which executes and delivers the agreement provided for in this Section 8 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

10.    Notice. All notices, requests, demands and all other communications required or permitted by either party to the other party by this Agreement (including, without limitation, any Notice of Termination) shall be in writing and shall be deemed to have been duly given when delivered personally or received by certified or registered mail, return receipt requested, postage prepaid, at the address of the other party as follows:

If to the Company:	Imation Corp.
Attention: General Counsel
One Imation Way
Oakdale, Minnesota 55128

If to you:

Either party to this Agreement may change its address for purposes of this Section 9 by giving fifteen (15) days’ prior written notice to the other party hereto.

11.    Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and the Company. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Minnesota without regard to its conflicts of law principles.
12.    Effect of Agreement; Entire Agreement. This agreement supersedes any and all other oral or written agreements or policies made relating to the subject matter hereof and constitutes the entire agreement of the parties relating to the subject matter hereof.

13.    Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

14.    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

15.    Employment. This Agreement does not constitute a contract of employment or impose on the Company or any subsidiaries of the Company any obligation to retain you as an employee, to continue your current employment status or to change any employment policies of the Company or any subsidiary of the Company, including but not limited to the Company’s Employee Agreement.

If this letter sets forth our agreement on the subject matter hereof, please sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.

IMATION CORP.:

By:
Name:
Its:

EXECUTIVE:

EXHIBIT A
CONFIDENTIAL GENERAL RELEASE OF ALL CLAIMS

This Confidential General Release of All Claims ("Agreement") is made and entered into between _________________________, ("Employee") and Imation Corp. ("Imation"). EMPLOYEE UNDERSTANDS THAT EMPLOYEE MAY CONSIDER THIS AGREEMENT FOR AT LEAST TWENTY-ONE (21) DAYS AFTER EMPLOYEE HAS RECEIVED THIS AGREEMENT, WHICH WAS ON , UNLESS EMPLOYEE CHOOSES TO WAIVE THAT RIGHT BY EXECUTING THE AGREEMENT WITHIN THE TWENTY-ONE (21) DAY PERIOD.

1.    What Imation Agrees To Do

In return for this Agreement and for Employee's termination from Imation as described herein and in full and final settlement, compromise, and release of all of Employee's employment-related claims (as described in section 2 below), Imation agrees to pay Employee in accordance with the terms set forth in the Amended and Restated Severance Agreement.

2.    What Employee Agrees To Do

As a condition to receiving the payments and benefits set forth in Section 1, Employee agrees as follows:

A)
Employee must return all Imation property currently in Employee's possession, including, but not limited to, all notes, memoranda, correspondence, files, notebooks, technical charts or diagrams, customer lists or information, sales and marketing information, computer recorded information, software, equipment, materials, keys and credit cards. Employee acknowledges that this obligation is continuing and agrees to promptly return to Imation any subsequently discovered property as described above.

B)
Employee also agrees to repay to Imation the amount of any permanent or temporary advances or other monies due and owing Imation, and to pay off the remaining balance on his/her corporate credit cards. If Employee fails to make such payments as of the date he/she signs this Agreement, Employee agrees that Imation may deduct any monies owed from the Agreement payments, if no other written arrangements are made for repayment by the date this Agreement is signed.

C)
Employee hereby irrevocably and unconditionally releases and forever discharges Imation from any and all federal, state or local charges, claims, controversies, causes of action, damages, costs, attorneys' fees, or liabilities of any nature, both past and present, known and unknown, including but not limited to claims arising under federal, state, local, and common laws and under any regulations of any jurisdiction that in any way relate to employment and termination of employment existing at any time up to and including the date of this Agreement, that Employee now may have or ever have had.

This Agreement specifically includes, but is not limited to, ANY CLAIMS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT of 1967, THE OLDER WORKERS BENEFIT PROTECTION ACT OF 1990, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, any state or local human rights act, claims for wrongful termination, breach of contract, and tort claims (for example, defamation, emotional distress or any tort or negligence-based claim). Employee expressly acknowledges that this Agreement also is intended to include in its scope, without limitation, all claims that Employee does not know of or expect to exist in Employee's favor at the time Employee signs this Agreement and that this Agreement contemplates the extinguishment of any such claim or claims that in any way relate to employment or termination of employment except as expressly provided in this Section. THE EMPLOYEE IS NOT WAIVING ANY RIGHTS FOR EVENTS ARISING AFTER THE DATE OF THIS AGREEMENT.

D)	Employee agrees that, for a period of two years after termination of employment with Imation:

i	Employee will inform any new employer, prior to accepting employment, of the existence of this provision of the Confidential General Release and provide such employer with a copy thereof.

ii.
Employee agrees not to directly or indirectly, render services to any Conflicting Organization in the United States or in any country in which Imation has a plant for manufacturing a product upon which Employee worked during employment by Imation, except that Employee may accept employment with a large Conflicting Organization whose business is diversified (and which has separate and distinct divisions), and which as to part of its business is not a Conflicting Organization, provided Imation, prior to Employee accepting such employment, shall receive separate written assurances satisfactory to Imation from such Conflicting Organization and from Employee that Employee will not render services directly or indirectly in connection with the development, manufacture, marketing, sale, merchandising, leasing, servicing or promotion of any Conflicting Product.

"Conflicting Product" means any product, process, system or service of any person or organization other than Imation, in existence or under development, which is the same as or similar to or competes with, or has a usage allied to, a product, process, system or service upon which Employee worked during the last three years of Employee's employment by Imation.

"Conflicting Organization" means any person or organization which is engaged in or about to become engaged in, research on or development, production, marketing, leasing, selling or services of a Conflicting Product.

E)
Employee also agrees that following Employee's termination from Imation, Employee will not make disparaging remarks about Imation and will not interfere with Imation's business relationships with its customers, vendors, or distributors.

F)	Employee further agrees that Employee will not solicit Imation employees, either on behalf of Employee or any third party, to resign from Imation to work for Employee or any third party.

G)
As further consideration for this Agreement, Employee agrees that if requested by Imation, Employee will make himself/herself available at reasonable times to assist and cooperate with Imation in the litigation of any lawsuits or claims, and agrees to be available to Imation to testify honestly with regard to such lawsuits or claims if Employee is determined by Imation to be a material witness. Similarly, Employee agrees that he/she will decline to voluntarily aid, assist, or cooperate with any parties who are involved in claims or lawsuits by or against Imation, or with their attorneys or agents; and will notify Imation when and if the Employee is contacted by other parties or their attorneys or agents involving claims or lawsuits by or against Imation. It is understood and intended that nothing in this paragraph shall prevent Employee from honestly testifying at a legal proceeding in response to a lawful and properly served subpoena in a proceeding involving Imation.

H)
Employee agrees that Imation shall be entitled to injunctive and other equitable relief to prevent a breach or threatened breach of the provisions of this Agreement, without the necessity of proving actual damages. Such injunctive relief shall be in addition to any other damages that may be available at law. Employee also acknowledges that if Imation is required to bring an action to enforce its rights under this Agreement, it shall be entitled to recover its attorney's fees and costs associated with such an action, if Imation prevails.

3.    Other Understandings, Agreements, and Representations

A)
Employee agrees that Employee's Imation employment will terminate effective ____________________. Employee further understands and agrees that Employee will not be eligible for and will not receive consideration, severance pay or benefits under any other group Income Assistance Pay Plan for which Employee might otherwise have been eligible.

B)
Employee understands that the term Imation, as used in this Agreement, includes: (1) its past, present, and future divisions, subsidiaries, affiliates successors and assigns, and their officers, directors, employees, agents, insurers and legal counsel; (2) any ERISA employee benefit plan sponsored by Imation, acting as plan administrator, fiduciary or party in interest with respect to such plan. Employee agrees that this Agreement binds Employee and also binds Employee's heirs, executors, administrators, assigns, agents, partners and successors in interest.

C)
Employee agrees that this Agreement and the payment of money and benefits to Employee by Imation is not an admission by Imation of any violation of Employee's rights or of any statutory or other legal obligation.

D)	Employee represents that no right, claim, or cause of action covered by this Agreement has been assigned or given to someone else.

E)	Employee represents that, except as provided in Section 5(iv) of the Amended and Restated Severance Agreement, Employee will not apply for or accept employment with Imation in any capacity.

F)
Except as set forth in Section 2.D.i Employee represents that Employee will keep the terms of this Agreement strictly confidential, except that Employee may tell Employee's spouse or domestic partner, legal counsel and tax advisor. In the event Employee chooses to communicate any information about the existence of the Agreement or any of its terms to Employee's spouse or domestic partner, legal counsel and/or accountant or investment advisor, Employee shall instruct such persons that information about the existence of the Agreement and its terms are confidential and that the spouse or domestic partner, legal counsel or accountant is not to disclose, disseminate or publicize, or cause or permit to be disclosed, disseminated or publicized, the information to any other party, entity, person (including any current or former employee of Imation), company, government agency, publication judicial authority. Employee may also disclose information regarding the Agreement (1) to the extent necessary to report the sum awarded to appropriate taxing authorities or (2) in response to any subpoena issued by a state or federal governmental agency or court of competent jurisdiction; provided, however, that notice of receipt of such order or subpoena shall be promptly communicated to Imation by telephone and in writing to General Counsel, Imation Legal Affairs, 1 Imation Way, Oakdale, Minnesota 55128, telephone (651) 704-5516 so that Imation shall have an opportunity to intervene and assert what rights it has to nondisclosure prior to any response to such order or subpoena. Any court reviewing a subpoena should be aware that part of the consideration for the Agreement is the agreement of Employee not to testify regarding the existence of the Agreement or any of its terms.

G)
This Agreement and the Amended and Restated Severance Agreement contain the entire understanding between Employee and Imation and supersedes all prior agreements and understandings relating to the subject matter of this Agreement. This Agreement shall not be modified, amended, or terminated except as provided in section 3.J. unless such modification, amendment, or termination is executed in writing by Employee and Imation.

H)
Employee agrees that Imation may use this Agreement to secure withdrawal of any federal, state, or local charge Employee might have filed or will file, that Employee will sign any document necessary to obtain the withdrawal of any such charge, and that

Employee waives the right to receive monetary damages or other legal or equitable relief awarded by any governmental agency related to any such charge.

I)
Employee represents and certifies that Employee has twenty-one (21) days to consider whether to accept this Agreement and enter into this Release; review it before being asked to sign it; has read this Agreement carefully; has been given a fair opportunity to discuss and negotiate the terms of this Agreement; understands its provisions; has been advised to consult an attorney; has determined that it is in Employee's best interest to enter into this Agreement; has not been influenced to sign this Agreement by any statement or representation by Imation not contained in this Agreement; and enters into this Agreement knowingly and voluntarily. If Employee chooses to sign this Agreement before twenty-one (21) days have passed, Employee understands that it is their decision to execute the Agreement early and that Imation has made the full twenty-one (21) day period available for Employee to consider the Agreement.

J)
Employee understands that pursuant to the provisions of Minnesota Statutes ' 363.031, subd. 2, Employee may rescind this Agreement by notifying Imation of Employee's desire to do so in a writing delivered to Imation personally or by certified mail, return receipt requested, within fifteen (15) calendar days of Employee's execution of this Agreement. To be effective, such notice of rescission, if mailed, must be postmarked within the fifteen (15) day period and addressed as follows:

Imation Corp.
Attn: General Counsel
1 Imation Way
Oakdale, MN 55128

K)
In case any part of this Agreement is held invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions will not be affected in any way, it being intended that the provisions of this Agreement are severable, EXCEPT THAT, if paragraph 2 of this Agreement is held invalid, illegal, or unenforceable, this Agreement is voidable, and, if Employee seeks to void this Agreement, Employee understands and agrees that Employee will repay the total amount of consideration paid to Employee under this Agreement.

L)
Any dispute arising between Employee and Imation under this Agreement will be submitted to final and binding arbitration in accordance with the rules of the American Arbitration Association before an arbitrator mutually selected by the parties. In the event that the parties cannot agree on an arbitrator, the parties agree to submit the dispute before an arbitrator selected by the Chief Judge of Ramsey County Court. The Arbitration shall be conducted in St. Paul, Minnesota and shall be final and binding on both parties. The expenses of the neutral arbitrator(s) and any court reporter shall be equally divided between Employee and Imation.

M)	The agreement will be governed by and construed and interpreted according to the laws of the State of Minnesota.

N)
Nothing in this Agreement shall be deemed to terminate or reduce in any way any right Employee might have to indemnification from Imation under the provisions of the Delaware General Corporation Law and Imation’s Restated Certificate of Incorporation and Bylaws, each as in effect on the date of employment termination, for acts, omissions or events that occurred or are alleged to have occurred prior to the date of termination of employment.

ACCEPTED AND AGREED:	IMATION CORP.

By:	By:
Date:	Date:

WAIVER OF
CONSIDERATION PERIOD

I understand that under the law I have 21 days to consider the Confidential General Release of All Claims. I knowingly and voluntarily waive this consideration period. The 15 day rescission period to revoke the acceptance of the Confidential General Release of All Claims remains in effect.

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